UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2010

UniTek Global Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code:  (267) 464-1700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On December 8, 2010, the Board of Directors (the “Board”) of UniTek Global Services, Inc. (the “Company”) appointed three members to the Board, Michael F. O’Donnell, Michael Montelongo and Robert F. Stott, thereby expanding the Board to 11 members.  The appointments became effective on December 10, 2010.  Messrs. O’Donnell, Montelongo and Stott are considered by the Company to be “independent” as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers Manual.

Mr. O’Donnell, CPA, 64, is a financial expert with close to 40 years of experience in the audit and consulting industries. He has dealt extensively with multinational corporate boards and senior management teams on key strategic issues, external auditors and consultants. Most recently Mr. O’Donnell served as a Founding Managing Director of Protiviti, Inc., a global business consulting and internal audit firm specializing in risk, advisory and transaction services. Previously, Mr. O’Donnell spent 33 years at Arthur Andersen LLP, occupying numerous senior level positions in risk consulting, audit services and the energy industry program. Mr. O’Donnell received a B.S. in Accounting from Central Michigan University, where he was also recognized as an Honorary Doctor of Commerce.

Mr. Montelongo, 55, currently serves as Senior Vice President and Chief Administrative Officer of Sodexo, Inc., an $8 billion quality of daily life solutions enterprise. Previously, Mr. Montelongo served as that company’s Senior Vice President of Strategic Marketing. In 2001, Mr. Montelongo was appointed by former President George W. Bush and confirmed by the U.S. Senate as Assistant Secretary of the Air Force.  He is a member of the Council on Foreign Relations, serves on the Board of Trustees for Aerospace Corporation and on the National Aeronautics and Space Administration (NASA) Advisory Council, and is a former board director for Denny’s Corporation and Datapath, Inc. Mr. Montelongo received an M.B.A. from the Harvard School of Business and a B.S. in Engineering from the United States Military Academy.

Mr. Stott, 64, is a telecommunications industry veteran. In 2007, he retired as President of the Northeast Region of Verizon Wireless after serving at Verizon and its legacy companies for over 40 years.  Mr. Stott began his career as an equipment installer with the New England Telephone Company and held a number of senior-level positions with NYNEX Mobile through that company’s merger with Bell Atlantic in 1995. Following the merger, Mr. Stott was appointed the President of Bell Atlantic Mobile’s Philadelphia Tri-State region, where he remained until assuming the role in New England in 1998. Mr. Stott received an M.B.A. from Pace University and a B.S. in Applied Mathematics from UMass Lowell.

In addition to their appointments to the Board, Mr. O'Donnell was appointed to the Board's Audit Committee, Mr. Montelongo was appointed to the Board's Corporate Governance and Nominating Committee and Mr. Stott was appointed to the Board's Compensation Committee.

Each independent director is entitled to an annual stipend of $40,000 and a $2,500 fee for meetings attended in person and a $1,500 fee for meetings attended by phone.  Each member of the Board's Audit Committee is entitled to a $1,000 fee for each committee meeting attended.  Each member of the Board's Corporate Governance and Nominating Committee is entitled to a $500 fee for each committee meeting attended.  Each member of the Board's Compensation Committee is entitled to a $500 fee for each committee meeting attended.  As part of the appointments to the Board, the Board approved a grant of 4,466 restricted stock units under the Company's 2009 Omnibus Equity and Incentive Compensation Plan to each of Messrs. O’Donnell, Montelongo and Stott.

On December 13, 2010, the Company issued a press release announcing the appointments to the Board.  The press release is filed as Exhibit 99.1 to this report and the terms thereof are incorporated herein by reference.

Resignation of Director

On December 9, 2010, Daniel Hopkin resigned his position as a member of the Board, such resignation to be effective immediately.  Mr. Hopkin’s resignation is not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Officer

On December 8, 2010, Richard B. Berliner resigned his position as the Company’s Chief Marketing Officer and the Chief Executive Officer of the Company’s wireless division, BCI Communications, Inc., such resignation to be effective December 31, 2010.  Mr. Berliner will continue to hold his position as a director on the Board.

Item 9.01.          Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release, dated December 13, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: December 14, 2010	By:	/s/ Kyle M. Hall
Kyle M. Hall
General Counsel, Corporate Secretary